EXHIBIT F






                 NOTICE OF ANNUAL MEETING, PROXY STATEMENT
                   DATED MARCH 10, 1997, AND PROXY FORM








                                             March 10, 1997

Dear  Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held on Tuesday, April 8, 1997, at 7:00 p.m. at the Elmira Holiday Inn, in the City of Elmira, New York. Following the Meeting, desserts, coffee, tea and other refreshments will be served.

      The one item on the agenda requiring Shareholders' vote will be the election of six directors. The candidates nominated for three-year terms, all currently serving, are: David J. Dalrymple, Richard H. Evans, Edward B. Hoffman, John F. Potter, William C. Ughetta and Jan P. Updegraff. The attached Proxy Statement sets forth in detail information relating to the nominated candidates as well as those directors continuing in office and additional information relating to the management of the corporation.

      In addition to the above-noted election, we will review our financial performance for the past year and discuss our plans for 1997.

      It is important that you be represented at the Meeting whether or not you plan to attend in person. Accordingly, we urge you to mark, sign and date the proxy card enclosed in the mailing envelope sleeve and return it in the envelope provided. Also, if you plan to attend the Meeting, please mark the proxy card where indicated and include the number in your group. Your directors and management look forward to seeing you on April 8.

                                        Sincerely yours,

                                        /s/ John W. Bennett

                                        John W. Bennett
                                        Chairman of the Board and
                                        Chief Executive Officer
















                          One Chemung Canal Plaza
                               P.O. Box 1522
                          Elmira, New York  14902

                             Parent Company of
                        Chemung Canal Trust Company

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



As directed by the Board of Directors of Chemung Financial Corporation, NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Corporation will be held at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York, Tuesday, April 8, 1997, at 7:00 p.m. for the following purposes:

          To elect six (6) directors, each to hold office for a term of three years and until their respective successors have been elected and qualified.

           To transact such other business as may properly come before the Meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on February 28, 1997, as the record date for determination of Shareholders entitled to notice of and to vote at this Meeting.

Shareholders are requested to date, sign and mail the enclosed proxy in the envelope provided at their earliest convenience. A prompt response will be appreciated and will save the Corporation additional time and expense.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                                           Jerome F. Denton
                                                                  Secretary


March 10, 1997



                       CHEMUNG FINANCIAL CORPORATION
         ONE CHEMUNG CANAL PLAZA, P.O. BOX 1522, ELMIRA, NEW YORK

                              PROXY STATEMENT

               ANNUAL MEETING OF SHAREHOLDERS, APRIL 8, 1997



Chemung Financial Corporation and its wholly-owned subsidiary, Chemung Canal Trust Company, are incorporated under the laws of the State of New York. For purposes of this proxy statement, financial and other information is presented on a consolidated basis for Chemung Financial Corporation ("Corporation") and Chemung Canal Trust Company ("Bank"). The disclosed information of the Corporation and the Bank should be viewed as though its pertained to one entity, unless otherwise stated.

This  Proxy  Statement is furnished in connection with the solicitation  of proxies by the Board of Directors for use at the Annual Meeting of Shareholders (the "Annual Meeting") of Chemung Financial Corporation to be held on Tuesday, April 8, 1997, at 7:00 P.M., at the Elmira Holiday Inn, One Holiday Plaza, 760 East Water Street, Elmira, New York. This Proxy Statement and the accompanying Proxy and Notice of Annual Meeting of Shareholders are being mailed to Shareholders on or about March 10, 1997. A Shareholder granting a proxy has the right to revoke it by a duly executed Proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing prior to the Annual Meeting.

Only Shareholders of record at the close of business on February 28, 1997, are entitled to receive notice of and to vote at the Annual Meeting. As of February 12, 1997, there were 2,072,214 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. There are no cumulative voting rights. Nominees for director will be elected by a plurality of votes cast at the Annual Meeting by holders of Common Stock present in person or by proxy and entitled to vote on such election. Any other matter requires the affirmative vote of a majority of votes cast at the meeting, except as otherwise provided in the Corporation's Certificate of Incorporation or By-laws. Only shares affirmatively voted in favor of a nominee will be counted toward the achievement of a plurality. Votes withheld (including non-broker votes) and abstentions are counted as present for the purpose of determining a quorum but are not counted as votes cast.

The cost of soliciting proxies will be borne by the Corporation and the Bank. In addition to solicitations by mail, some of the directors, officers, and regular employees of the Corporation and the Bank may conduct additional solicitations by telephone and personal contacts without remuneration. American Stock Transfer & Trust Company, the Corporation's transfer agent, will aid the Corporation in the solicitation of proxies and proxy vote tabulations. Nominees, brokerage houses, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record and the Corporation will reimburse such persons for any reasonable expense.




ACTION TO BE TAKEN UNDER PROXY:

It is proposed that at the Annual Meeting action will be taken on the matters set forth in the accompanying Notice of Annual Meeting and described in this Proxy Statement. Proxies returned by Shareholders and not revoked will be voted for the election of the nominees for directors unless Shareholders instruct otherwise on the Proxy. A Shareholder granting a proxy has the right to revoke it by filing with the Secretary of the Corporation prior to the time such proxy is voted a duly executed proxy bearing a later date, by attending the Annual Meeting and voting in person, or by otherwise notifying the Secretary of the Corporation in writing of such Shareholder's intention to revoke such proxy prior to the time such proxy is voted. The Board of Directors does not know of any other business to be brought before the Annual Meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the Proxy in accordance with the judgment of the person or persons acting thereunder; and should any herein-named nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is intended that the persons acting under the Proxy will vote for the election in the stead of such nominee of such other person as the Board of Directors may recommend.


BOARD OF DIRECTORS:

Nominees For Election as Directors

Those persons serving as directors of the Corporation and the Bank, being the same individuals, normally serve three-year terms of office, with approximately one-third of the total number of each such Board of Directors to be elected at each Annual Meeting of each such entity. The number of directors to be elected at the 1997 Annual Meeting of Shareholders is six
(6) for three-year terms, each to serve for such term and until their respective successors are elected and qualified.

The following table sets forth information concerning the Board of Directors' nominees for election as directors at the Annual Meeting and each director continuing in office:

                           Length of       Principal Occupation During
      Name and Age          Service                Past 5 Years
                          As Director
NOMINEES WITH TERMS
    EXPIRING IN 2000
David J. Dalrymple         Since 1993   President  of  Dalrymple   Holding
Age 43                                  Corporation  since  December   17,
                                        1993,  parent company for  several
                                        construction  companies;  formerly
                                        Vice President.

Richard H. Evans           Since 1985   Retired  since  January  1,  1995;
Age 66                                  formerly Chairman of the  Board  &
                                        Chief  Executive Officer of  Chas.
                                        F. Evans Co., Inc., specialists in
                                        commercial roofing.

Edward B. Hoffman          Since 1993   Partner   with   Sayles,    Evans,
Age 65                                  Brayton, Palmer & Tifft law firm.




                           Length of       Principal Occupation During
      Name and Age          Service                Past 5 Years
                          As Director
NOMINEES WITH TERMS
EXPIRING IN 2000
(continued)
John F. Potter             Since 1991   President   of   Seneca   Beverage
Age 51                                  Corporation,      a      wholesale
                                        distributor  of  beer,  water  and
                                        soda products.

William C. Ughetta         Since 1985   Senior  Vice President and General
Age 64                                  Counsel of Corning Incorporated, a
                                        diversified manufacturing company.

Jan P. Updegraff           Since 1996   President   and  Chief   Operating
Age 54                                  Officer  of  the  Corporation  and
                                        Bank   since  February  14,  1996;
                                        formerly   Vice   President    and
                                        Treasurer  of the Corporation  and
                                        Executive  Vice President  of  the
                                        Bank.

DIRECTORS CONTINUING
IN OFFICE WITH TERMS
    EXPIRING IN 1999
John W. Bennett            Since 1988   Chairman  of the Board  and  Chief
Age 63                                  Executive    Officer    of     the
                                        Corporation   and    Bank    since
                                        February    14,   1996;   formerly
                                        President   and  Chief   Executive
                                        Officer of the Corporation and the
                                        Bank;  also a director of Hardinge
                                        Inc.

Robert H. Dalrymple        Since 1995   Secretary  of  Dalrymple   Holding
Age 46                                  Corporation, a parent company  for
                                        several construction companies.

Natalie B. Kuenkler        Since 1985   Director   of  various   community
Age 71                                  organizations.


Ralph H. Meyer             Since 1985   President   and  Chief   Executive
Age 57                                  Officer   of   Guthrie  Healthcare
                                        System,  a  vertically  integrated
                                        health care delivery system.

Samuel J. Semel            Since 1993   President  of Chemung Electronics,
Age 70                                  Inc.,  an  electronic and computer
                                        consulting firm.

Richard W. Swan            Since 1985   President  of  Swan  &  Sons-Morss
Age 48                                  Co.,  Inc., an insurance brokerage
                                        agency.





                           Length of       Principal Occupation During
      Name and Age          Service                Past 5 Years
                          As Director

DIRECTORS CONTINUING
IN OFFICE WITH TERMS
    EXPIRING IN 1998

Robert E. Agan             Since 1986   Chairman  of the Board  and  Chief
Age 58                                  Executive  Officer  since  October
                                        21, 1996 of Hardinge Inc., a world-
                                        wide  machine  tool  manufacturer;
                                        formerly  also President  of  said
                                        Company.

Donald L. Brooks, Jr.      Since 1985   Physician.
Age 68

Stephen M. Lounsberry      Since 1995   President  of  Applied  Technology
III                                     Manufacturing  Corporation   since
Age 43                                  July  17, 1996, a manufacturer  of
                                        railroad    lubrication   systems;
                                        formerly  President  of  Moore   &
                                        Steele Corporation.

Boyd McDowell II           Since 1985   Retired; formerly Chairman of  the
Age 71                                  Board  and Chief Executive Officer
                                        of the Corporation and the Bank.

Thomas K. Meier            Since 1988   President of Elmira College.
Age 56

Charles M. Streeter, Jr.   Since 1985   President  of Streeter Associates,
Age 57                                  Inc.,     a    general    building
                                        contractor.

Nelson Mooers van den      Since 1985   Chairman   of  the  Board,   Chief
Blink                                   Executive Officer and Treasurer of
Age 62                                  The Hilliard Corporation, a motion
                                        control  equipment, oil  reclaimer
                                        and filter manufacturer.



Directors and Committee Meetings

The Board of Directors of the Corporation held nine (9) regularly scheduled meetings during the year ended December 31, 1996. The Corporation has no standing committees.

The Board of Directors of the Bank held twelve (12) regularly scheduled meetings and one special meeting during the year ended December 31, 1996. Among its standing committees, the Board of Directors of the Bank has an Examining Committee, Nominating Committee and a Personnel Committee.

The Examining Committee makes an annual examination of the Bank as a whole, reviews the Bank's internal audit and loan review procedures and recommends to the Board of Directors the engagement and dismissal of independent auditors. During 1996 this Committee held three (3) meetings. On December 31, 1996, its members were Messrs. Semel (Chairman), Agan, R. Dalrymple, Evans, Hoffman, Lounsberry, McDowell, Meier and Meyer.

The Nominating Committee selects and recommends to the Board of Directors nominees for election to the Board. The Committee will consider written recommendations by Shareholders for nominees for election to the Board if such recommendations are mailed to the Chairman of the Nominating Committee or to the Chairman of the Board of the Corporation at the Corporation's Main Office, One Chemung Canal Plaza, Elmira, New York 14902. There were no Committee meetings held in 1996. On December 31, 1996, its members were Mrs. Kuenkler (Chairman) and Messrs. Agan, Bennett, D. Dalrymple, McDowell, Potter, Streeter, Swan and Updegraff.

The  Personnel  Committee  is responsible for the nomination  of  officers, recommendation of Executive Officer compensation plans, and establishment of guidelines for setting all other officers' salaries. Additional responsibilities include the review and approval of employee benefit programs and employee relation policies and procedures. The Committee held eight (8) meetings in 1996 and on December 31, 1996, its members were Messrs. Meyer (Chairman), Brooks, D. Dalrymple, Evans, Meier, Potter, Swan, Tryon, and Ughetta.

During the year ended December 31, 1996, each director of the Corporation and the Bank attended at least 75% of the aggregate of (1) the total number of Board Meetings held and (2) the total number of meetings held by all committees of which such director was a member, with the exceptions of Mr.
D. Dalrymple who attended 72%, and Mrs. Kuenkler who attended 67%, of such meetings.

Directors Compensation

Each director of the Bank who is not an officer or employee of the Bank receives an annual retainer of $5,000 and a fee of $300 for each meeting of the Board of Directors attended. Those directors who are members of one or more committees of the Board of Directors also receive a fee of $300 for each meeting of each committee attended, with the exception of the Chairman of each committee who receives $350.

Directors who are not officers or employees of the Corporation receive a fee of $300 for attendance at meetings of the Board of the Corporation which are held on days when there is no meeting of the Board of Directors of the Bank. There were no such meetings held during 1996. Otherwise, directors of the Corporation are not compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.

Any director who is entitled to receive a retainer and fees for meetings of the Board of Directors and of committees thereof attended may elect to have all or a portion of said retainer and fees deferred under the Bank's "Deferred Directors Fee Plan". Each participating director may designate, in increments of 10%, the compensation to be deferred, or compensation already deferred, to be allocated to a memorandum Money Market or a memorandum Unit Value Account, or a combination of such accounts. The memorandum Money Market Account of each participating director is credited with the dollar amount of deferral, and interest is compounded quarterly and added to said account at a rate equal to the "Applicable Federal Rate" for short-term debt instruments as computed and published by the Internal Revenue Service for the month immediately preceding the applicable calendar quarter. The memorandum Unit Value Account of each participating director is credited with the dollar amount of deferral, with the aggregate of said deferred amounts being converted to units on a quarterly basis by dividing the aggregate of said deferred amounts by the closing bid price for shares of the Common Stock of the Corporation on such trading dates as described in the Plan. Dividends are credited to said account on the dates and at the rate per unit at which dividends are paid per share on the Corporation's outstanding Common Stock and are then converted to units using the same basis of conversion as for deferred amounts. Within certain time limitations, a participating director may elect to receive deferred fees either in a lump sum or in installments.


The aggregate amount of directors' retainers and fees paid and deferred during 1996 was $256,500. No additional compensation was received by any director for special assignments or services.


Certain Transactions


Some of the directors and officers of the Bank, and some of the corporations and firms with which these individuals are associated, also are customers of the Bank in the ordinary course of business, or are indebted to the Bank in respect to loans of $60,000 or more, and it is anticipated that some of these individuals, corporations and firms will continue to be customers of and indebted to the Bank on a similar basis in the future. All loans extended to such individuals, corporations and firms were made in the ordinary course of business, did not involve more than normal risk of collectibility or present other unfavorable features and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable bank transactions with unaffiliated persons.


The Bank has purchased insurance from a CNA Company, American Casualty Company of Reading, Pennsylvania, providing for reimbursement of directors and officers of the Corporation and the Bank for costs and expenses incurred by them in actions brought against them for "wrongful acts" in connection with their duties as directors or officers, including actions as fiduciaries of the Bank's Pension and Profit-Sharing Plans, under the Employee Retirement Income Security Act of 1974. The insurance coverage, which expires in February 1998, costs $18,900 on an annual basis, and has been paid by the Bank. No claims have been made or paid under this insurance.


The Bank has retained Sayles, Evans, Brayton, Palmer & Tifft, of which Mr. Hoffman is a partner, for legal services during the last two years and expects to retain Sayles, Evans, Brayton, Palmer & Tifft for legal services during the current year.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS:


      The following table sets forth information, as of January 31, 1997, with respect to any person who is known by the Corporation to be the beneficial owner of more than five percent of the Corporation's Common
Stock:


      Name and Address of          Number of Shares of   Percent of Shares
        Beneficial Owner                 Common             Outstanding
                                   Stock Beneficially
                                          Owned
Chemung Canal Trust Company             371,8131               17.9%
     One Chemung Canal Plaza
     Elmira, NY  14902

Chemung Canal Trust Company
     Profit-Sharing, Savings and        232,3422               11.2%
     Investment Plan
     One Chemung Canal Plaza
     Elmira, NY  14902

Mary E. Dalrymple
     168 Christian Hollow Road          218,2553               10.5%7
     Pine City, NY  14871

David J. Dalrymple
     274 Upper Coleman Avenue           190,5234, 6            9.2%7
     Elmira, NY  14905

Robert H. Dalrymple
     875 Upland Drive                   179,4075, 6            8.7%7
     Elmira, NY  14905

1 Held  by  the Bank in various fiduciary capacities, either alone or  with others. Includes 25,613 shares held with sole voting and dispositive powers, 346,200 shares held with shared power to vote and 184,399 shares held with shared power to dispose. Shares held in a co-fiduciary capacity by the Bank are voted by the co-fiduciary or fiduciaries in the same manner as if the co-fiduciary or fiduciaries were the sole fiduciary. Shares held by the Bank as sole trustee are voted by the Bank only if the trust instrument provides for voting of the shares at the direction of the donor or a beneficiary and such direction is in fact received.

2 Voted by the Bank as trustee as directed by the Plan participants.

3 Includes 115,255 shares held directly and 103,000 shares held by Dalrymple Family Limited Partnership, of which Mary E. Dalrymple, David
  J. Dalrymple and Robert H. Dalrymple are sole general partners (see footnotes 4 and 5).

4 Includes 46,461 shares held directly, 1,904 shares held as custodian  for
  Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation, of which David J. Dalrymple and Robert H. Dalrymple are officers, directors and principal shareholders (see footnote 5). Excludes 1,988 shares held by Mr. Dalrymple's spouse.

5 Includes 35,345 shares held directly, 1,904 shares held as custodian  for
  Mr. Dalrymple's children under the New York State Uniform Gifts to Minors Act, 103,000 shares held by Dalrymple Family Limited Partnership (see footnote 3), and 39,158 shares held by Dalrymple Holding Corporation (see footnote 4). Excludes 1,345 shares held by Mr. Dalrymple's spouse.

6 Excludes 15,115 shares held by Susquehanna Supply Company of which  David
  J. Dalrymple and Robert H. Dalrymple each own 23.1% of the outstanding common stock.

7 Because of the definition of "beneficial ownership" under Section  13  of
  The Exchange Act, and the rules and regulations promulgated thereunder, Mary, David and Robert Dalrymple are listed as beneficial owners of many of the same shares. Without such multiple counting, Mary, David and Robert Dalrymples' total aggregate beneficial ownership is approximately 16.6% of the outstanding shares of Common Stock of the Corporation and if deemed to be a member of a "group" within the meaning of Section 13(d)(3) of The Exchange Act, such group would be deemed to hold approximately 16.6% of the outstanding shares of Common Stock of the
  Corporation. Nothing described herein shall infer or be deemed an admission by such person that such a group exists.

SECURITY OWNERSHIP OF MANAGEMENT:

As of January 31, 1997, each director or nominee and each Executive Officer named in the Summary Compensation Table herein, individually, and all directors, nominees and Executive Officers as a group beneficially owned Common Stock as reported to the Corporation as of said date as follows (unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares listed):

    Directors, Nominees and        Amount and Nature        Percent of
      Executive Officers             of Beneficial            Shares
                                       Ownership           Outstanding*
Robert E. Agan                               450A               *

John W. Bennett                            8,821B               *

Donald L. Brooks, Jr.                      6,250A               *

David J. Dalrymple                        48,365C              2.33%

Robert H. Dalrymple                       37,249C              1.80%

Richard H. Evans                           9,352                *

Edward B. Hoffman                          1,710A               *

Natalie B. Kuenkler                        6,706D               *

Stephen M. Lounsberry III                  3,845A               *

Boyd McDowell II                           6,418                *

Thomas K. Meier                            2,000                *

Ralph H. Meyer                             2,595A               *

John F. Potter                            8,848A, E             *

Samuel J. Semel                            4,522A               *

Charles M. Streeter, Jr.                 10,213A, F             *

Richard W. Swan                           19,188G               *

William A. Tryon                          12,679                *

William C. Ughetta                         9,000A               *

Nelson Mooers van den Blink                1,598                *

Jan P. Updegraff                           3,676B               *

All   Directors,  Nominees  and          220,673H             10.65%
Executive Officers as  a  group
(25 persons)


* Unless otherwise noted, less than 1% per individual.

A
  In addition, Messrs. Agan (4,782), Brooks (290), Hoffman, (1,822), Lounsberry (964), Meyer (3,298), Potter (3,388), Semel (1,450),
  Streeter (989), and Ughetta (2,807) have credited to their accounts the equivalent of that number of shares shown in parenthesis following their names, of Common Stock in valuation entry form under the Corporation's Deferred Directors Compensation Plan. Deferred fees will be paid solely in cash pursuant to the terms of the Plan and the election of the participant.

B Includes all vested shares of Common Stock of the Corporation held  for the benefit of each Executive Officer by the Bank as trustee of the Bank's Profit-Sharing, Savings and Investment Plan, who may instruct the trustee as to the voting of such shares. If no instructions are received, the trustee votes the shares in the same proportion as it votes all of the shares for which instructions were received from all Plan participants. The power to dispose of shares is held by Plan participants subject to certain restrictions. Messrs. Bennett and Updegraff have a vested interest in 7,635 and 3,518 such shares held by the Plan, respectively. Under the provisions of the Plan, the trustee holds for the benefit of all employees who participate in the Plan 232,342 shares of the Corporation's Common Stock.

C Includes  only shares held directly by Messrs. Dalrymple.  See Footnote
  7 of the SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS table on page 9 for further explanation of shares beneficially held.

D Includes  4,131  shares held by Mrs. Kuenkler and another  as  trustees under the Will of a descendent under which Mrs. Kuenkler is an income beneficiary and as trustee shares voting and dispositive powers. Does not include 75,007 shares owned by The Rathbone Corporation, of which Mrs. Kuenkler is a director.

E Includes 5,899 shares owned by Seneca Beverage Corporation, of which corporation Mr. Potter is an officer, director and the principal shareholder.

F Includes 5,418 shares owned by Streeter Associates, Inc., of which corporation Mr. Streeter is an officer, director and the principal shareholder.

G Includes 5,850 shares owned by Swan & Sons-Morss Co., Inc., of which corporation Mr. Swan is an officer, director and one of the principal shareholders and 205 shares held by Mr. Swan as custodian for his minor children. Does not include 2,158 shares held by others as trustees for a trust of which Mr. Swan is an income beneficiary, as to which shares Mr. Swan disclaims beneficial ownership.

H Does not include 10,747 shares owned by spouses of certain officers and directors as to which shares such officers and directors disclaim beneficial ownership.


Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in beneficial ownership, and annual reports involving security transactions pursuant to one or more rules as set forth under Sections 16(a) and 16(b) of the Securities Exchange Act. Directors, executive officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.


To the Corporation's knowledge, based on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required for the year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its executive officers, directors and any ten percent shareholder were complied with, except one filing by Mr. Lounsberry was inadvertently filed late.


MANAGEMENT:


Directors' Personnel Committee Report on Executive Compensation


      Under  the  supervision of the Personnel Committee of  the  Board  of
Directors composed entirely of outside directors, the Bank has developed and implemented compensation policies which seek to enhance the profitability of the Bank and the Corporation and thus, Shareholder value while at the same time providing fair and competitive compensation which will attract and retain well-qualified executives. Based upon recommendations of the Personnel Committee, the Board of Directors sets the annual compensation of the Chief Executive and Chief Operating Officers.
The Committee also reviews and recommends to the Board of Directors compensation of other senior management as first recommended by the Chief Executive Officer based upon performance and other relevant factors. Aside from the fringe benefit programs in which all Bank employees participate, compensation of all Bank officers and exempt non-officers consists of an annual salary and a management incentive bonus. The management incentive bonus is subject to the terms and conditions of the Management Incentive Plan adopted by the Board of Directors, which provides for the payment of bonuses to participants in accordance with an allocation formula based in part on the Corporation's attainment of specific operating objectives and in part on a subjective review of the participant's individual performance. Additionally, those officers who play a major role in setting and implementing long-term strategies, currently being the Chief Executive Officer and the President, may receive a long-term incentive award. Payment of the long-term incentive award will be deferred for three years following the accrual year and may be further deferred at the election of the participant. The incentive bonus may or may not be deferred at the officer's election. For 1996, the Committee and Board determined at the beginning of the year that incentive bonuses and long-term awards could not be issued unless the Corporation attained net income (after taxes) equal to at least a 1.0% return on average assets and an efficiency ratio of 67% or less, each of which targets were met. For 1996, Messrs. Bennett and Updegraff received incentive bonuses of $25,000 and $15,000, respectively. No long-term awards were issued. Senior Officer participants as a group, including Messrs. Bennett and Updegraff, received incentive bonus awards totaling $191,205 for 1996.


In evaluating the performance and recommending the compensation of the Chief Executive Officer and the compensation guidelines for the Bank's other senior management, the committee has taken particular note of management's ability during 1996 in achieving certain profit, growth, and operational objectives which were established by the Board of Directors in the Bank Plan at the beginning of 1996 and compared the Corporation's financial results against the results reported by similar banking businesses in New York and Pennsylvania. The financial and operational measurements considered by the Board were: profits, return on assets, return on equity, new market penetration, new product development, expense control, asset growth, non-interest income, asset quality and asset liability management. There is no specific weight given to any of these factors and there is no formula whereby a certain performance will result in a certain salary. The committee considers total performance and the total financial and operating conditions of the Bank in making its compensation recommendations.

Also, in considering the compensation of the Chief Executive and Chief Operating Officers, the committee periodically reviews reports prepared by various organizations which provide comparative information on Executive compensation for a nationwide peer group of independent banks and holding companies having similar asset size. From this review it was determined that the performance of the Bank was within the range reported by its peers and that the compensation paid by the Bank was appropriate in comparison to the peer group.

      In its review of management performance and compensation, the committee has also taken into account management's consistent commitment to the long-term success of the Corporation and Bank. The committee has recognized that profitability in any one year is considerably impacted by the general economic conditions nationally and in its market areas, over which management has little or no control, and the committee's policy, therefore, is to not over-emphasize, either positively or negatively, a single year's results at the expense of significant, sustained, long-term earnings growth.

      Based on its evaluation of these factors, the committee believes that the executive management of the Corporation is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies, plans and programs the committee has implemented and administered have contributed to achieving this management focus.



              SUBMITTED BY THE DIRECTORS' PERSONNEL COMMITTEE


Ralph H. Meyer, Chairman      Richard H. Evans         Richard W. Swan
Donald L. Brooks, Jr.         Thomas K. Meier          William A. Tryon
David J. Dalrymple            John F. Potter           William C. Ughetta


Comparative Return Performance Graph

     Comparison of Five-Year Cumulative Total Return For Fiscal Years
   Ending December 31, 1992 - 1996 Among Chemung Financial Corporation,
          NASDAQ - Composite Index and NASDAQ - Bank Stocks Index




                 (OMITTED GRAPHIC MATERIAL - SEE APPENDIX)


                               1991    1992    1993    1994    1995   1996
Chemung Financial Corporation 100.00  105.83  136.77  157.68  178.45 226.49
NASDAQ - Composite            100.00  116.38  133.60  130.59  184.67 227.16
NASDAQ - Bank Stocks          100.00  145.55  165.99  165.39  246.32 325.60

The cumulative total return includes (i) dividends paid and (ii) changes in the share price of the Corporation's Common Stock and assumes that all dividends were reinvested. The above graph assumes that the value of the investment in Chemung Financial Corporation and each index was $100 on December 31, 1991.


The NASDAQ - Composite and Bank Stock indices were obtained from the Center for Research in Security Prices, University of Chicago, Chicago, Illinois.


Executive Officers


During 1996, the names and positions of the executive officers of the Corporation and the Bank, all serving one-year terms, were as follows:

         Name              Age            Position (served since)
John W. Bennett            63     Chairman   of   the  Board   and   Chief
                                  Executive  Officer  of  the  Corporation
                                  and  the Bank (1996); formerly President
                                  and   Chief  Executive  Officer  of  the
                                  Corporation  and  the Bank  (1991);  and
                                  prior   thereto  President   and   Chief
                                  Operating  Officer  of  the  Corporation
                                  and the Bank (1988).

Jan P. Updegraff           54     President  and  Chief Operating  Officer
                                  of  the Corporation and the Bank (1996);
                                  formerly  Vice  President and  Treasurer
                                  of  the  Corporation and Executive  Vice
                                  President of the Bank (1990).

Daniel F. Agan1            63     Vice   President   of  the   Corporation
                                  (1988) and Senior Vice President of  the
                                  Bank (1984).

Robert J. Hodgson          51     Vice   President   of  the   Corporation
                                  (1990) and Senior Vice President of  the
                                  Bank (1988).

James E. Corey III         50     Vice   President   of  the   Corporation
                                  (1993) and Senior Vice President of  the
                                  Bank (1993).

Joseph J. Tascone          49     Vice  President  of the Corporation  and
                                  Senior   Vice  President  of  the   Bank
                                  (1995);    and   prior   thereto    Vice
                                  President of the Bank (1987).

Jerome F. Denton           45     Secretary of the Corporation (1986)  and
                                  Senior  Vice President and Secretary  of
                                  the Bank (1996).

1 Mr. Daniel F. Agan is a brother of Board member, Robert E. Agan.







Executive Compensation

      The following information indicates compensation paid or accrued by the Bank during 1996 for services rendered by each of the Chief Executive Officer and the four highest-paid executive officers of the Corporation and the Bank whose total compensation exceeded $100,000.


      At present, the officers of the Corporation are not separately compensated for services rendered by them to the Corporation. It presently is contemplated that such will continue to be the policy of the Corporation.


                        Summary Compensation Table

                                   Annual Compensation
                                                             All Other
    Name and Principal      Year  Salary($)   Bonus($)1  Compensation($)2
      Position Held
John W. Bennett             1996   200,308     25,000          8,541
Chairman of the Board and
Chief Executive Officer of  1995   194,000     18,000          8,418
the Corporation and the
Bank
                            1994   185,692     30,000          8,174


Jan P. Updegraff            1996   114,039     15,000          7,342
President and Chief
Operating Officer of the    1995    95,385     15,000          6,660
Corporation and the Bank
                            1994    90,385     25,000          6,266


1 Includes amounts allocated for the year indicated, whether paid or deferred, to such person under the Bank-Wide and Management Incentive Bonus Plans.

2 Includes amounts allocated for the year indicated to such person under the Bank's Profit-Sharing, Savings and Investment Plan.

Pension Plan

The Bank maintains a non-contributory, defined benefit Pension Plan trusteed and administered by the Bank. The Plan covers all employees who have attained age 20 with one or more years of service and who have one thousand hours of service during the plan year. Under the Plan, the annual benefit payable to qualifying employees upon their retirement is based on the average of their five highest paid consecutive years out of the last ten calendar years of employment. Normal retirement age under the Plan is
65. The Plan also provides for reduced benefit payments for early retirement following age 55. Compensation under the Plan is limited to all of an employee's salary, wages, or other regular payments from the Bank, excluding bonuses, commissions, overtime pay, or other unusual payments.

The Pension Plan provides an annual benefit of 1.2% for each year of credited service to a maximum of 25 years and for each additional year to a maximum of 10 years, 1% times the above average compensation, plus for each year of credited service to a maximum of 35 years, .65% of the above average compensation to the extent it exceeds the average of the taxable wage base in effect under Section 230 of the Social Security Act for each year in the 35 - year period ending with the year in which the participant attains social security retirement age (which base was $27,576 for a participant attaining age 65 in 1996).

The Bank made contributions to the Pension Plan totaling $262,200 for 1995. Due to a full funding limitation, the Bank made no contribution to the Pension Plan for the years 1996 and 1994.
      Additionally, effective January 1, 1994, the Bank established a non-qualified Executive Supplemental Pension Plan designed to provide a benefit which, when added to other retirement income, will ensure the payment of a competitive level of retirement income in order to attract, retain and motivate selected executives of the Bank. From time to time the Board of Directors may select executives as participants in the plan. Currently, Mr. Bennett is the only plan participant.

This Plan provides an annual benefit equal to the amount, if any, that the benefit which would have been paid under the terms of the Bank's Pension Plan, computed as if the basic Pension Plan benefit formula administered and payable without regard to the special benefit limitations required to comply with Sections 415, 401(a)(17) and other governing sections of the Internal Revenue Code, exceeds the benefit which is payable to the participant under the terms of the Pension Plan on the date of the participant's termination.

The following table sets forth the estimated annual benefits under both plans, based upon a straight-life annuity form of pension, payable on retirement at age 65 by a participating employee, assuming final average earnings as shown. Employees become fully vested following 5 years of service.


   Average Annual Earnings        Annual Benefits upon Retirement with
                                       Years of Service Indicated

                                    20            30            351
          $100,000                33,415         49,123         56,476

          $120,000                40,815         60,023         69,027

          $150,000                51,915         76,373         87,852

          $190,000                66,715         98,173       112,951

          $200,000                70,415        103,623       119,226

<FN1>
1  Maximum number of years allowed under the terms of the Retirement Plan

The previously-noted executive officers of the Corporation and the Bank had the following credited full years of service under the Plan, as of December 31, 1996: John W. Bennett (41) and Jan P. Updegraff (26).

Profit-Sharing, Savings and Investment Plan

The Bank maintains a Profit-Sharing, Savings and Investment Plan for the benefit of all employees with one or more years of service who have attained one thousand hours of service during the Plan year. The Bank's profit-sharing contribution in any year is determined by the Board of Directors in its discretion. The contribution shall not exceed the maximum amount deductible for income tax purposes for such year. Annual contributions under the Plan are allocated pro rata on the basis of participants' aggregate covered compensation, limited, however, to a maximum of 50% of the defined benefit limit under Code Section 415 (b) (1)
(A) in effect as of January 1 of the Plan Year for which the contribution is made (50% of $120,000 or $60,000 for 1996). Participants who have earned at least five years of vesting service may make limited withdrawals from the Plan's Trust Fund from account balances accumulated prior to January 1, 1985.

The Plan further provides the opportunity for all participants to contribute up to 10% of pay on a tax-deferred basis with the Bank matching 50% of the first 6% of that contribution. Both the Bank's profit-sharing and matching contributions are invested in the Corporation's Common Stock to the extent available. Participants' accounts are at all times 100% vested, and benefits are payable upon retirement, death, disability, or other termination of employment.

The Bank made contributions to the Profit Sharing, Savings and Investment Plan totaling $550,854 for 1996, $499,342 for 1995 and $423,161 for 1994.

Employment Contracts

The Bank has employment contracts with twenty-one of its senior officers, all vice president level and above. The contracts provide that in the event of termination of any of these officers' employment without cause, the officer shall continue to receive his or her salary at the level then existing and the customary fringe benefits which he or she is then receiving for a period ending December 31, 1998, except for Messrs. Agan, Corey, Tascone and Updegraff whose guaranteed terms end December 31, 1999, and Mr. Bennett whose guaranteed term ends July 1, 1998. The contracts further provide that they may be extended by the Board of Directors on a year-to-year basis and also may be terminated for cause upon thirty days' notice.

Other Compensation Agreements

The Bank maintains several contributory and non-contributory medical, life and disability plans covering all officers, as well as all full-time employees. The Bank does not maintain any stock option, stock appreciation rights or stock purchase or award plans for officers or directors.

INDEPENDENT PUBLIC ACCOUNTANTS:

The accounting firm of KPMG Peat Marwick LLP, 113 South Salina Street, Syracuse, New York 13202 has acted as the Bank's and the Corporation's independent auditors and accountants since 1990 and will so act in 1997. Representatives of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement. The representatives will respond to appropriate questions.

OTHER BUSINESS:

Management knows of no business which will be presented for consideration, other than the matters described in the Notice of Annual Meeting. If other matters are properly presented, the persons designated as proxies intend to vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS:

Qualified Shareholders desiring to present a proposal at the 1998 Annual Meeting of Shareholders, including a notice of intent to make a nomination at said Meeting, must submit such proposal to the Corporation on or before November 7, 1997. Such proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                         BY ORDER OF THE BOARD OF DIRECTORS
Date:     March 10, 1997
     One Chemung Canal Plaza
     Elmira, NY  14902
                                                           Jerome F. Denton
                                                                  Secretary


                                  CHEMUNG


                                 FINANCIAL


                                CORPORATION


                  Subsidiary, Chemung Canal Trust Company






                                 Notice of

                              Annual Meeting

                                    and

                              Proxy Statement




















 One Chemung Canal Plaza                              Annual Meeting of
    P.O. Box 1522                            Shareholders to be held
Elmira, New York  14902                              April 8, 1997


                       CHEMUNG FINANCIAL CORPORATION

              ANNUAL MEETING OF SHAREHOLDERS - APRIL 8, 1997
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     OF CHEMUNG FINANCIAL CORPORATION

     John R. Battersby, Darwin C. Farber, and John B. Hintz, each with power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Annual Meeting of Shareholders of Chemung Financial Corporation, to be held on April 8, 1997 (including any adjournments or postponements thereof) and to vote all shares of Common Stock of Chemung Financial Corporation which the undersigned is entitled to vote on all matters that properly come before the meeting, subject to any directions indicated.


                      (To be signed on Reverse Side)

*****************************************************************


THIS  PROXY  WILL,  WHEN PROPERLY EXECUTED, BE VOTED AS  DIRECTED.   IF  NO
DIRECTIONS TO THE CONTRARY ARE GIVEN, THE PROXY AGENTS INTEND TO VOTE FOR THE NOMINEES.

               NOMINEES:
                                        3-year term:
                        FOR    WITHHELD           David J. Dalrymple
1.  Election  of              Richard H. Evans
    Directors            Edward B. Hoffman
               John F. Potter
               William C. Ughetta
          Jan P. Updegraff
 For, except vote withheld from the following nominee(s):


__________________________________________________________

     I/We will attend the Meeting


                                             Number in group          ____

                           DATE                                    Date
      Signature                                 Signature If Held Jointly

NOTE:   Please sign exactly as name appears hereon.  Joint  owners   should
  each  sign.   When signing as attorney, executor, administrator, trustee, custodian or guardian, please give full title as such.